Exhibit 10.3

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 2026, is made and entered into by and among [May Mobility], Inc., a Delaware corporation (the “Company”) (formerly known as ACP Holdings Acquisition Corp., a Cayman Islands exempted company, prior to its domestication as a Delaware corporation) Union Street Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and, any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 8 of this Agreement (“New Securityholder”, together with the Sponsor, the “Securityholders” and each, a “Securityholder”), and solely for purposes of Section 7, the other undersigned individuals hereto. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of September [●], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Maestro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and May Mobility, Inc., a Delaware corporation (“Legacy May Mobility”), pursuant to which the Company and Legacy May Mobility consummated a business combination (the “Business Combination”);

WHEREAS, immediately prior to the Business Combination, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned, in aggregate, (i) [5,778,867] Purchaser Class B Ordinary Shares and (ii) [435,000] Cayman Purchaser Units;1

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share was converted on a one-for-one basis into a Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share was converted on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, par value $0.0001 per share (the “Common Stock”); (y) each then issued and outstanding Cayman Purchaser Warrant was converted into a Domesticated Purchaser Warrant to acquire one (1) share of Common Stock; and (z) each then issued and outstanding Cayman Purchaser Unit was cancelled and thereafter entitled the holder thereof to one (1) share of Common Stock and one-half of one (½) Domesticated Purchaser Warrant, following which the Sponsor owns (A) [6,213,867] shares of Common Stock (the “Locked Up Shares”), including [5,778,867] shares issued upon conversion of the Purchaser Class B Ordinary Shares (the “Founder Shares”) and 435,000 shares issued upon the cancellation of the Cayman Purchaser Units (the “Unit Shares”), and (B) Domesticated Purchaser Warrants to purchase an additional [217,500] shares of Common Stock (the “Unit Warrants” and together with the Locked Up Shares, the “Locked Up Securities”); and

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

[1]	Note to Draft: To be confirmed closer to date of execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Locked Up Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Locked Up Securities or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is twelve (12) months after the Effective Date, the “Lock-Up Period”). The foregoing restriction is expressly agreed to preclude each Securityholder, and any affiliate of such Securityholder and any person in privity with such Securityholder or any affiliate of such Securityholder, from engaging in any hedging or other transaction that is designed to, or that reasonably could be expected to lead to or result in, a sale or disposition of the Locked Up Securities even if the Locked Up Securities would be disposed of by a Person other than such Securityholder. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Locked Up Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the Locked Up Securities. “Effective Date” means the date that the registration statement filed by the Company pursuant to the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the securityholders of the Company party thereto, first becomes effective under the Securities Act of 1933, as amended.

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(a)	Transfers of any securities other than (i) the Locked Up Securities and (ii) any other equity security of the Company issued or issuable with respect to the Locked Up Securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(b)	Transfers to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their Affiliates, any affiliates of the Sponsor, or any employees of such Affiliates;

(c)	In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(d)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(e)	Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2, or to a charitable organization;

(f)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(g)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(h)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the Securityholder and/or the Affiliates or family members of the Securityholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(i)	Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2;

(j)	Transfers in connection with any legal, regulatory or other order;

(k)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(l)	in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(m)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(n)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection therewith (i) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(o)	Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Business Combination that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Common Stock in connection with the termination of the Securityholder’s service to the Company;

(p)	the entry, by the Securityholder, at any time after the consummation of the Business Combination, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(q)	Transfers pursuant to a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of the Company or a duly authorized committee thereof or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property (a “Company Liquidity Event”); and

(r)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction;

provided, however, that (A) in the case of clauses (a) through (m), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement, (B) in the case of clauses (a) through (m), any such transfer shall not involve a disposition for value, (C) any transfer pursuant to clauses (a) through (m) is not required to be reported with the SEC in accordance with the Exchange Act and (D) neither the Securityholder nor any transferee shall otherwise voluntarily effect any public filing or report regarding such transfers. For purposes of this Section 2, “family member” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Triggering Releases. Notwithstanding anything contained herein to the contrary, with respect to each Securityholder, if, prior to the expiration of the Lock-Up Period, the Company consents to release any Common Stock or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such convertible, exchangeable, or other securities, collectively, “Derivative Instruments”), held by any director, officer or holder (on an as-converted basis) of 5.0% or more of the shares of common stock of Legacy May Mobility immediately prior to the consummation of the Business Combination that has delivered a lock-up agreement to the Company in connection with the Transactions or is subject to the lock-up restrictions set forth in the Company’s bylaws, other than such Securityholder, from such lock-up agreement or restrictions, including by an amendment to such bylaws or otherwise but excluding those exceptions to and releases from such lock-up restrictions contemplated by the bylaws of the Company in effect as of the Closing Date (any such release being a “Triggering Release” and such party receiving such release being a “Triggering Release Party”), then a number of such Securityholder’s shares of Common Stock subject to this Agreement shall also be released from the restrictions set forth herein on the same terms on a pro rata basis, calculated as follows: the total number of shares of Common Stock held by such Securityholder on the date of the Triggering Release that are subject to this Agreement multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock plus the aggregate number of shares of Common Stock which would result following the release of Common Stock in connection with the conversion and/or exchange of, and/or the right to receive shares of Common Stuck represented by all of the Derivative Instruments released pursuant to the Triggering Release and the denominator of which shall be the total number of shares of Common Stock plus the aggregate number of shares of Common Stock which would result following the release of Common Stock in connection with the conversion and/or exchange of, and/or the right to receive shares of Common Stuck represented by all of the Derivative Instruments held by the Triggering Release Party on such date that were subject to a lock-up restriction (e.g., restrictions similar to Section 1) immediately prior to such release.

4. Termination. This Agreement shall terminate upon the earlier of (a) the expiration of the Lock-Up Period applicable to all Locked Up Securities and (b) the closing of a Company Liquidity Event.

5. Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent or warrant agent, as applicable, for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

6. Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Common Stock then held by those Securityholders to which this Agreement has not been terminated, which is executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that neither the execution of a joinder pursuant to this Agreement, substantially in the form of Exhibit A hereto, with permitted transferees nor any updates to Schedule I pursuant to this Agreement shall constitute an amendment of this Agreement. Notwithstanding the other provisions set forth herein, the board of directors of the Company may, in its sole discretion, waive, whether in whole or in part, the restrictions on the Securityholders in connection with the lock-up contemplated in this Agreement.

7. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein. Section 8 of that certain letter agreement, dated as of April 6, 2026, by and among the Company, the Sponsor and the Company’s former officers and directors is hereby amended and superseded by this Agreement and is no longer in force or effect.

8. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 10.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Electronic Signatures. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including without limitation the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code and any other applicable law.

14. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

15. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable (solely as a result of being a Securityholder hereunder) for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

16. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MAY MOBILITY, INC.

By:
Name:	Edwin Olson Ph.D.
Title:	Chief Executive Officer

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

UNION STREET SPONSOR, LLC

By:
Name:
Title:

ACKNOWLEDGED AND AGREED SOLELY WITH RESPECT TO SECTION 7:

Name: Andrew Mallozzi

Name: Sean Wallace

Name: August Roth

Name: Jonathan Urfrig

Name: Andrew Sung

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SECURITYHOLDERS:

By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[●]:

By:
Name:
Title:

[Signature Page to Sponsor Lock-Up Agreement]

EXHIBIT A

JOINDER TO LOCK-UP AGREEMENT

[●], 20[●]

Reference is made to the Lock-Up Agreement, dated as of [●], 20__, by and among [●], Inc. (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lock-Up Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lock-Up Agreement and by executing below, the New Securityholder is deemed to have executed the Lock-Up Agreement with the same force and effect as if originally named a party thereto.

Upon execution and delivery of this Joinder by the Company and the New Securityholder, the New Securityholder’s name shall be deemed to be added to Schedule I of the Lock-up Agreement as a Securityholder thereunder.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[May Mobility, Inc.]

By:
Name:
Title:

new securityholder:

[●]

By:
Name:
Title: